October 26, 2015

Pete Hilliard

Re:    Employment Terms

Dear Pete:

Silicon Graphics International Corp. (the “Company”), is pleased to offer you the position of Senior Vice President, Chief Administrative Officer (the “SVP, CAO”), on the following terms. Your employment shall commence on December 1, 2015 (the “Start Date”).

1)
POSITION. You will serve in an executive capacity and shall perform the duties of SVP, CAO as commonly associated with this position, and as required by the Chief Executive Officer. In this role, you will be responsible for driving the global administrative strategy, working closely with other key executives; and provide oversight to geographically dispersed facilities, information technology and human resources functions across all continents. You will report to the Chief Executive Officer. Of course, the Company may change your position, duties, and work location from time to time in its discretion subject to the terms of this offer letter agreement.

2)	COMPENSATION.

a)	Base Salary. Your initial annual base salary will be $310,000, less standard payroll deductions and withholdings. You will be paid bi-weekly in accordance with Company practice and policy.

b)
Performance Bonus. In addition, you are eligible to earn a semi-annual performance bonus target of $77,500 ($155,000 annually), based upon the Company’s performance with respect to applicable performance targets, which are expected to include revenue and profitability targets. Any such bonus payment shall be deemed earned upon the fulfillment of targets and your continued employment through the bonus payment date, and shall be paid within a reasonable period of time, but not later than 45 days, after the end of the fiscal half. The Company will determine in its sole discretion whether the performance targets have been achieved, whether you have earned a bonus, and the amount of any earned bonus.

c)
Signing Bonus. You will be entitled to a signing bonus in the amount of $30,000 to be paid upon the first pay period following the successful completion of ninety (90) days of employment. This signing bonus must be repaid to the Company if you resign your employment without Good Reason (as defined herein) or your employment is terminated by the Company for Cause (as defined herein), in either case, within one year of your start date. If within one year of your start date, you resign for Good Reason or your employment is terminated by the Company without Cause, then you will not be required to repay the signing bonus. The signing bonus will be subject to stand deductions and withholdings.

d)
Review of Compensation. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Compensation Committee and are subject to change in the discretion of the Compensation Committee, subject to the terms of this offer letter agreement.

3)	EQUITY AWARD.
a) Equity Grants. Subject to Compensation Committee approval, the Company will grant you 56,250 restricted stock units (the “Restricted Stock Unit Award”) with the right to receive the Company’s common stock pursuant to the Company’s Employee Equity Incentive Plan (the “Plan”). In addition, subject to Compensation Committee approval, the Company will grant you 18,750 performance restricted stock units (the “Performance Restricted Stock Unit Award”) the right to receive shares of the Company’s common stock pursuant to the Plan.
b) Vesting Schedule. The Restricted Stock Unit Award will be subject to a four-year vesting period that requires your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Unit Award Agreement), with 25% vesting upon completion of the first year of continuous service as an employee or consultant, and an additional 6.25% of such Restricted Stock Unit Award vesting for each 3 months of continuous service as an employee or consultant after such first year. The Performance Restricted Stock Unit Award will be eligible to be earned upon achievement of certain performance criteria following the completion of the SGI’s audited financial statements for the 2016 fiscal year and the approval of the Compensation Committee of the Board. The Performance Restricted Stock Unit Award, if earned, will vest as to 25% upon the completion of the first year of continuous service as an employee, and an additional 6.25% of such Performance Restricted Stock Unit Award vesting for each 3 months of continuous service as an employee or consultant after such first year. The actual number of shares subject to the Performance Restricted Stock Unit Award may range from 50% to 150% of the target award amount depending on the level actually achieved.
c) Signing Bonus Grant. In addition to the new hire equity grands described above, subject to Compensation Committee approval, the Company will grant you the right to receive 15,000 shares of the Company’s common stock pursuant to the Plan (the “Bonus Restricted Stock Unit Award”). The Bonus Restricted Stock Unit Award will be subject to a one-year vesting period that requires your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Unit Award Agreement), with 100% vesting upon completion of the first year of continuous service as an employee or consultant.
d) Governing Documents. The Restricted Stock Unit Award will be governed in full by the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement. The Performance Restricted Stock Unit Award will be governed in full by the terms and conditions of the Plan and the Performance Restricted Stock Unit Award Agreement.

4)
EMPLOYEE BENEFITS. You will be eligible to participate in the Company’s standard employee benefit plans provided by the Company to its executive employees generally in accordance with the terms and conditions of the plans and applicable policies that may be in effect from time to time, and including but not limited to group health insurance coverage, disability insurance, life insurance, ESPP, 401(k) Plan, and paid holidays. You will be eligible for reimbursement of your legitimate and documented business expenses incurred in connection with your employment, pursuant to the Company’s standard reimbursement expense policy and practices. The Company may modify its benefits programs and policies from time to time in its discretion.

5)
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As a condition of your employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), attached hereto as Exhibit A.

6)	SERVICE AS EMPLOYEE; OUTSIDE ACTIVITIES.
a) Location and Duties. You will work at the Company’s corporate facility currently located in Milpitas, California, subject to necessary business travel. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.
b) Company Policies. Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company, including but not limited to the policies contained in the Company’s Employee Handbook (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by such general employment policies and practices of the Company.
c) Other Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and only with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph.
d) Conflict of Interest. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant for or on behalf of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7)
AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without advance notice.

8)	DEFINITIONS.
a) Definition of “Cause.” For purposes of this offer letter agreement, “Cause” is defined as one or more of the following events: (i) the indictment or conviction for a felony or other crime, or any misdemeanor involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence with respect to the Company or any of its subsidiaries; (v) willful misconduct with respect to the Company or any of its subsidiaries; (vi) any other material breach of your contractual, statutory, or common law obligations to the Company; provided, however, that, it shall only be deemed Cause pursuant to clause (vi) if you are given written notice describing the basis of Cause and, if the event is reasonably susceptible of cure, you fail to cure within thirty (30) days.

b) Definition of “Good Reason.” For purposes of this offer letter agreement, “Good Reason” is defined as one or more of the following conditions that occur without your written consent: (i) the assignment to you, or the removal from you, of any duties or responsibilities that results in the material diminution of your authority, duties or responsibilities as SVP, CAO, including a Change in Control that results in your no longer serving as the SVP, CAO or any similar position; (ii) a material reduction by the Company of your base salary; (iii) the Company’s material breach of its obligations to you under this offer letter agreement; or (iv) your office relocation to a location more than fifty miles from your then present location provided however that, it shall only be deemed Good Reason pursuant to the foregoing definition if (x) the Company is given written notice from you within ninety (90) days following the first occurrence of a condition that you consider to constitute Good Reason describing the condition and fails to remedy such condition within thirty (30) days following such written notice, and (y) you resign from employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
c) Definition of “Change in Control.” For purposes of this offer letter agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of either of the following events:

i)
There is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) the Company or (B) a tender offer or exchange offer addressed to the stockholders of the Company and, in either event, immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

ii)
There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. A transaction that does not constitute a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii) will not be considered a Change in Control for purposes of this letter agreement.

9)
CHANGE IN CONTROL SEVERANCE BENEFITS. If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”); you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”); provided that you must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than fifty (50) days after your employment is terminated.  If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 9.  The severance payments will commence within sixty (60) days after your employment is terminated and, once they commence, will include any unpaid amounts accrued from the date your employment is terminated.  However, if the sixty (60) day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
a) Accelerated Vesting. All unvested stock options and restricted stock units referred to herein and any subsequent grants of stock options, restricted stock units or any other equity awards granted under current or future plans shall become fully vested upon the closing of a Change in Control of the Company;
b) Severance Pay. You will be eligible to receive severance pay in the total amount equal to the sum of (i) twelve (12) months of your base salary in effect as of the employment termination date (ii) the full amount of your annual performance bonus at target, and (iii) the prorated amount of your annual performance bonus at target for the year in which the termination occurred. The severance pay will be paid in one lump sum payment, subject to required payroll deductions and withholdings; and
c) COBRA Benefits. If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months after your employment termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company shall instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would otherwise be required to pay to continue your group health coverage in effect from the date of your termination of employment, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date on which you obtain other employment and (y) twelve (12) months after your employment termination date.

10)
CONDITIONS TO ELIGIBILITY TO CHANGE IN CONTROL SEVERANCE BENEFITS. Notwithstanding the foregoing, you will not be eligible for the Change in Control Severance Benefits if: (A) your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason; or (B) in the event that you materially breach the Non-Disclosure Agreement, the Release of claims, or any other obligations you owe to the Company after termination of your employment (including but not limited to the provisions of the Non-Disclosure Agreement), and the Company’s obligation to provide the the Change in Control Benefits (or to continue to provide such benefits) will cease immediately and in full as of the date of your breach.

11)
DEFERRED COMPENSATION. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service and (ii) your death. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).  Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

13)	EXCISE TAX.

a)
Reduced Amount. Anything in this agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this offer letter agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater economic benefit.

b)
Order of Reduction. Any reduction shall be made in the following manner:  first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Any reduction in the Payment that is required shall occur in such manner as will provide you with the greatest economic benefit. If more than one manner of reduction necessary to arrive at the Reduced Amount yields the greatest economic benefit, then payments and benefits shall be reduced pro rata.

c)
Accounting Firm. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Payment Event shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Payment Event, a nationally recognized accounting firm appointed by the Board and reasonably approved by you shall make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

d)
Calculations. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time or times as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.

14)	DISPUTE RESOLUTION.

a)
Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single neutral arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules for the resolution of employment disputes. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.

b)
Arbitrator Authority. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor brought in any private attorney general capacity or proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.

c)
Fees and Injunctive Relief. The Company shall pay all of JAMS’ arbitration fees. The parties agree that the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in any action brought hereunder to the extent that such an award would be consistent with applicable law. The arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

d)
Federal Arbitration Act. This agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties' intention that both the procedural and the substantive provisions of the FAA shall apply.

15)	MISCELLANEOUS.
a) General Provisions. This letter, including the attached Non-Disclosure Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s discretion, only can be made in a writing signed by a duly-authorized member of the Company and you. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
b) Legal Right to Work. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

16)
ACCEPTANCE. Please sign this letter and the attached Non-Disclosure Agreement and return them to me as soon as possible to accept employment with the Company on the terms set forth herein. We are very excited about having you join us as an employee and look forward to working with you.

Sincerely,

Silicon Graphics International Corp.

By:
Jorge Titinger
President & Chief Executive Officer

October 26, 2015
Date

Understood and Agreed:

/s/ Pete Hilliard
Pete Hilliard

October 26, 2016
Date